Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Revenues of $4.1 Million for Second Quarter of Fiscal 2014, Meeting Guidance of Greater than $3.6 Million

EBITDAS for second quarter was ($882,000), including $994,000 of Ruthigen-related expenses in the quarter, resulting in a positive EBITDAS of $112,000 on a pro forma basis, excluding Ruthigen expenses

Conference Call Begins at 4:30 p.m. (ET) Today

PETALUMA, Calif.--(November 19, 2013)--Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the second quarter of fiscal year 2014, ended September 30, 2013. Total revenues were $4.1 million for the second quarter, down $437,000 as compared to $4.5 million for the same period in the prior year.

The decline in revenue growth, compared to the same quarter last year, was primarily the result of two factors: 1) the top line impact of the company’s August 2012 transaction with its new Latin America partner, More Pharma Corporation, and 2) the termination of partnerships in the United States with Union Springs and Onset Pharmaceuticals last year.

“We had a solid quarter and were especially pleased with our EBITDAS results,” said Jim Schutz, Oculus CEO. “The IPO process for our drug subsidiary, Ruthigen, continues and we have commenced our planning for the future, post-Ruthigen. Our EBITDAS results for the quarter highlight that on a pro forma basis, after Ruthigen separates, Oculus would immediately be EBITDAS positive.  We are excited about the Ruthigen IPO process and life after separation."

Product revenue in the United States for the three months ended September 30, 2013, was equal to the same period in the prior year, with higher sales in the dermatology, wound care and animal health care segments, offset by declines related to the discontinuation of Oculus’ partnerships with Union Springs and Onset Pharmaceuticals. Oculus recorded revenue in the amounts of $1.3 million and $1.2 million for the three months ended September 30, 2013, and 2012, respectively, from Oculus’ partner Innovacyn, with a 5% increase over the same quarter last year.

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Revenue in Mexico for the three months ended September 30, 2013, decreased $510,000, or 27%, as compared to the same period in the prior year as a result of the More Pharma transaction closed in August 2012. The impact of the transaction resulted in increased sales in the three months ended September 30, 2012, to existing customers prior to the close of the transaction, as well as sales to More Pharma. Similar sales did not occur in the three months ended September 30, 2013. Further, the higher unit volume growth of 21%, and the recognition of $378,000 related to the amortization of upfront fees paid by More Pharma was more than offset by a 52% reduction in the average overall sales price per unit. Finally, due to the transfer of the sales function in Mexico to More Pharma, related operating expenses in Mexico were $678,000 lower than reported for the same period in the prior year.

Revenue in Europe and “Rest of World” for the three months ended September 30, 2013, increased $99,000, or 20%, as compared to the same period in the prior year, with increases in sales in Europe, Middle East and Singapore, partially offset by decreases in sales in China and India.

Oculus reported gross profit related to the company’s products of $2.7 million, or 69% of product revenues, during the three months ended September 30, 2013, compared to a gross profit of $3.2 million, or 74% of product revenues, for the same period in the prior year. Licensing revenues are included in the calculation of product revenues and gross profit for the quarters ended September 30, 2013, and 2012. Gross margins were down due to the decline of margins in Mexico related to the More Pharma transaction, partially offset by higher gross margins in the United States and Europe.

Total operating expenses decreased by $41,000, or 1%, to $4.0 million for the three months ended September 30, 2013 as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the second quarter of fiscal 2014 were $3.7 million, up $178,000 when compared with $3.5 million for the same period in the prior year. The increase in operating expenses minus non-cash expenses was due to higher expenses of $994,000 related to the company’s subsidiary, Ruthigen, partially offset by lower selling expenses in Mexico of $678,000.

Research and development expenses were $883,000 for the three months ended September 30, 2013, up $370,000, due to higher preclinical expenses of $495,000 incurred by Ruthigen. Selling, general and administrative expense decreased $411,000, or 12%, to $3.1 million during the three months ended September 30, 2013. The decrease was primarily due to lower selling expenses in Mexico, partially offset by higher expenses related to Ruthigen.

Loss from operations minus non-cash expenses for the three months ended September 30, 2013, was $882,000, including $994,000 of expenses related to Ruthigen, compared to $213,000 for the same period in the prior year.

Net loss for the three months ended September 30, 2013, was $1.4 million, a decrease of $120,000, as compared to a net loss of $1.5 million for the same period in the prior year. Stock-based compensation charges were $319,000 and $541,000 for the quarters ended September 30, 2013, and 2012, respectively.

As of September 30, 2013, Oculus had unrestricted cash and cash equivalents of $3.2 million, compared with $7.9 million as of March 31, 2013.

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Results for Six Months Ending September 30, 2013

Total revenues were $7.5 million for the six months ended September 30, 2013, as compared to $8.6 million for the same period in the prior year. Product revenues, including product licensing fees received, for the six months ended September 30, 2013, decreased $1.1 million, or 13%, to $7.0 million, as compared to $8.1 million for the same period in the prior year, with decreases in sales in the United States, Mexico, Middle East and Singapore, partially offset by increases in Europe, China, India and Singapore.

Oculus reported gross profit related to sales of Microcyn®-based products of $4.8 million, or 68% of product revenues, for the six months ended September 30, 2013, compared to a gross profit of $6.0 million, or 74% of product revenues, for the same period in the prior year. Total operating expenses minus non-cash expenses increased $184,000, for the six months compared to the same period in the prior year. Operating loss minus non-cash expenses (EBITDAS) for the six months ended September 30, 2013, was $1.6 million, including $1.5 million of Ruthigen expenses.

Conference Call

Oculus management will hold a conference call today to discuss second quarter fiscal 2014 results and to answer questions, beginning at 4:30 p.m. ET. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 75772011. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Science is a global healthcare company that designs, manufactures and markets prescription and non-prescription products in 27 countries. The company's products are used to treat patients in surgical/advanced wound management, dermatology, women’s health and animal health markets; addressing the unmet medical needs of these markets, while raising the standard of patient care and lowering overall healthcare costs.  The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com

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Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “anticipates,” “believes,” “expects,” “may,” “plans,” and “will,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, the Company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, the uncertainties associated with an initial public offering of a separate public company, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended March 31, 2013. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Oculus and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30,	March 31,
	2013	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,190	$7,900
Accounts receivable, net	2,424	1,707
Inventories, net	749	992
Prepaid expenses and other current assets	549	935
Total current assets	6,912	11,534
Property and equipment, net	987	800
Deferred offering costs	824	44
Other assets	159	187
Total assets	$8,882	$12,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,027	$808
Accrued expenses and other current liabilities	699	703
Current portion of cash settlement liability	116	37
Deferred revenue	2,322	2,320
Current portion of long-term debt, net of debt discount of $430 (unaudited) and $521 at September 30, 2013 and March 31, 2013, respectively	573	1,259
Total current liabilities	4,737	5,127
Deferred revenue	1,883	2,619
Long-term debt, net of debt discount of $45 (unaudited) and $248 at September 30, 2013 and March 31, 2013, respectively, less current portion	519	676
Cash settlement liability, less current portion	193	62
Total liabilities	7,332	8,484
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding at September 30, 2013 (unaudited) and March 31, 2013, respectively	–	–
Common stock, $0.0001 par value; 14,285,715 shares authorized, 6,633,694 and 6,583,150 shares issued and outstanding at September 30, 2013 (unaudited) and March 31, 2013, respectively	1	1
Additional paid-in capital	145,482	144,816
Accumulated other comprehensive loss	(3,077)	(2,991)
Accumulated deficit	(140,856)	(137,745)
Total stockholders’ equity	1,550	4,081
Total liabilities and stockholders’ equity	$8,882	$12,565

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 OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
Revenues
Product	$3,456	$3,890	$6,177	$7,674
Product licensing fees	397	374	830	406
Service	236	262	454	497
Total revenues	4,089	4,526	7,461	8,577
Cost of revenues
Product	1,203	1,092	2,224	2,080
Service	181	234	332	413
Total cost of revenues	1,384	1,326	2,556	2,493
Gross profit	2,705	3,200	4,905	6,084
Operating expenses
Research and development	883	513	1,390	1,045
Selling, general and administrative	3,093	3,504	5,912	6,351
Total operating expenses	3,976	4,017	7,302	7,396
Loss from operations	(1,271)	(817)	(2,397)	(1,312)
Interest expense	(188)	(280)	(438)	(568)
Interest income	–	1	1	2
Gain (loss) due to change in fair value of common stock	99	–	(210)	–
(Loss) gain due to change in fair value of derivative instruments	–	(397)	–	850
Other expense, net	(39)	(26)	(67)	(46)
Net loss	(1,399)	(1,519)	(3,111)	(1,074)
Preferred stock deemed dividend	–	–	–	(1,062)
Net loss available to common shareholders	$(1,399)	$(1,519)	$(3,111)	$(2,136)
Net loss per common share: basic and diluted	$(0.21)	$(0.33)	$(0.47)	$(0.47)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	6,631	4,659	6,625	4,587
Other comprehensive loss, net of tax
Net loss	$(1,399)	$(1,519)	$(3,111)	$(1,074)
Foreign currency translation adjustments	13	119	(86)	(1)
Other comprehensive loss	$(1,386)	$(1,400)	$(3,197)	$(1,075)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 31,
	2013	2012	2013	2012
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	$(1,271)	$(817)	$(2,397)	$(1,312)
Non-cash adjustments:
Stock-based compensation	319	541	666	941
Depreciation and amortization	70	63	136	136
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(882)	$(213)	$(1,595)	$(235)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	$(1,399)	(1,519)	$(3,111)	(1,074)
Non-cash adjustments:
Stock-based compensation	319	541	666	941
Depreciation and amortization	70	63	136	136
(Loss) gain due to change in fair value of common stock	(99)	–	210	–
Gain (loss) due to change in fair value of derivative instruments	–	397	–	(850)
Non-cash interest expense	127	153	294	303
Non-GAAP net loss minus non-cash expenses	$(982)	$(365)	$(1,805)	$(544)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$3,976	$4,017	$7,302	$7,396
Non-cash adjustments:
Stock-based compensation	(288)	(507)	(610)	(875)
Depreciation and amortization	(29)	(29)	(58)	(71)
Non-GAAP operating expenses minus non-cash expenses	$3,659	$3,481	$6,634	$6,450

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in the fair value of derivative instruments, and non-cash interest. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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